Exhibit 99.2

UCB to acquire Zogenix

UCB has entered into an important agreement to acquire Zogenix, Inc., a global biopharmaceutical company developing therapies for specific or rare forms of epilepsy. When finalized, this acquisition will be a tremendous strategic addition for UCB, broadening and building upon our role as a leader and reinforcing our continued commitment to addressing unmet needs of people living with epilepsy.

Zogenix’s main product is Fintepla® (fenfluramine) C-IV oral solution, which is approved in the U.S. and in Europe (and under regulatory review in Japan) for the treatment of seizures associated with Dravet syndrome. Dravet syndrome is a rare, severe and life-long form of epilepsy that generally begins in infancy and is marked by frequent, treatment-resistant seizures, significant developmental, motor, and behavioural impairments, and an increased risk of sudden unexpected death in epilepsy (SUDEP). Affecting one in 15,700 live births in the U.S. and approximately one in 20,000 to 40,000 live births in Europe, Dravet syndrome severely impacts quality of life for patients, families, and caregivers due to the high physical, emotional, caregiving, and financial burden associated with the disease.

“I am delighted to announce this proposed acquisition. At UCB it is our purpose to create value for patients, now and into the future, and delivering value in epilepsy remains a priority. A key part of our unified epilepsy strategy is an increased focus on addressing unmet needs of people living with specific or rare forms of epilepsy, where few options exist. The proposed acquisition accelerates this focus, providing an approved medicine for a life-threatening, rare infant- and childhood-onset epilepsy, that is particularly challenging to treat. Upon closing of the transaction, we will utilize our experience and expertise to work with the talented Zogenix team to accelerate access to Fintepla and further its potential to treat other types of rare epilepsies,” said Charl van Zyl.

An additional approval for Fintepla is also being pursued for the treatment of seizures associated with Lennox-Gastaut syndrome; a rare and devastating lifelong childhood-onset epilepsy that can arise from multiple different causes. Lennox-Gastaut syndrome is characterized by many different seizure types, including many that result in frequent falls and injuries.

Zogenix is also initiating a phase 3 study of Fintepla in CDKL5 Deficiency Disorder (CDD) - a rare developmental epileptic encephalopathy caused by mutations in the CDKL5 gene - and has a research collaboration with Tevard Biosciences to identify and develop potential next-generation gene therapies for Dravet syndrome and other genetic epilepsies.

UCB will commence a tender offer to purchase all outstanding shares of Zogenix for a purchase price per share of US$ 26.00 in cash at closing, plus a contingent value right (CVR) for a potential cash payment of US$ 2.00 upon EU approval by December 31, 2023, of Fintepla as an orphan medicine for treatment of Lennox-Gastaut syndrome (LGS). The transaction is valued at up to approximately $1.9 billion / € 1.7 billion.

Under the terms of the definitive merger agreement, the completion of the tender offer is conditioned upon satisfaction or waiver of customary terms and conditions, including a minimum tender condition requiring that the securities tendered in the tender offer represent a majority of the outstanding shares of Zogenix common stock and obtaining required antitrust clearances.

Join the global call today

To hear more about the strategy behind the proposed acquisition and what it brings to UCB, please join us at 3:45PM CET today for a global employee townhall.

Important Information About the Tender Offer

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Zogenix, Inc. (“Zogenix”) or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the planned tender offer is commenced, a tender offer statement on Schedule (TO), including an offer to purchase, a letter of transmittal and related documents, will be filed by UCB S.A. (“UCB”) and Zinc Merger Sub, Inc., an indirect wholly-owned subsidiary of UCB, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Zogenix with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER MATERIALS CAREFULLY (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. In addition, Zogenix files annual, quarterly and current reports and other information with the SEC, which is available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by UCB in connection with the Offer may be obtained at no charge on UCB’s internet website at

www.ucb.com or by contacting UCB at UCB S.A. Allée de la Recherche, 60. 1070 Brussels or call Belgium Tel +32 2 559 99 99. Copies of the documents filed with the SEC by Zogenix may be obtained at no charge on Zogenix’s internet website at www.Zogenix.com or by contacting Zogenix at 5959 Horton St Fl 5, Emeryville, CA 94608 or call +1 510 550 8300.

Forward-Looking Statement of UCB, S.A.

This communication includes statements that are not statements of historical fact, or “forward-looking statements,” including with respect to UCB’s proposed acquisition of Zogenix. Such forward-looking statements include, but are not limited to, the ability of UCB and Zogenix to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, UCB’s and Zogenix’s beliefs and expectations and statements about the benefits sought to be achieved in UCB’s proposed acquisition of Zogenix, the potential effects of the acquisition on both UCB and Zogenix, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Zogenix’s product candidates. These statements are based upon the current beliefs and expectations of UCB’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all, with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Zogenix’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Zogenix’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; the risks related to non-achievement of the CVR milestones and that holders of the CVRs will not receive payments in respect of the CVRs; the global spread and impact of COVID-19, changes in general economic, business and competitive conditions, the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms or within expected timing, costs associated with research and development, changes in the prospects for products in the pipeline or under development by UCB, effects of future judicial decisions or governmental investigations, safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, product liability claims, challenges to patent protection for products or product candidates, competition from other products including biosimilars, changes in laws or regulations, exchange rate fluctuations, changes or uncertainties in tax laws or the administration of such laws, and hiring and retention of its employees.

UCB expressly disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law.